Exhibit 15



November 19, 1999




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE:    Alcoa Inc.

We are aware that our reports dated April 7, 1999, July 7, 1999 and October 6, 1999, accompanying interim financial information of Alcoa Inc. and subsidiaries for the three-month period ended March 31, 1999, the six-month period ended June 30, 1999 and the nine-month period ended September 30, 1999, and included in Alcoa's quarterly report on Form 10-Q for the quarters then ended are incorporated by reference in this registration statement. Pursuant to Rule 436(c) under the Securities Act of 1933, these reports should not be considered as part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that act.

Very truly yours,

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP